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                 January 27, 2021

       Haim Siboni
       Chief Executive Officer
       Foresight Autonomous Holdings Ltd.
       7 Golda Meir
       Nessa Ziona
       7414001 Israel

                                                        Re: Foresight
Autonomous Holdings Ltd.
                                                            Registration
Statement on Form F-3
                                                            Filed January 22,
2021
                                                            File No. 333-252334

       Dear Mr. Siboni:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

             You may contact Edwin Kim, Staff Attorney, at (202) 551-3297 or Jan Woo, Legal
       Branch Chief, at (202) 551-3453 with any questions.




                 Sincerely,


                 Division of Corporation Finance

                 Office of Technology
       cc:                                              David Huberman, Esq.